CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Jump Notes with Auto-Callable Feature due 2026	$1,010,000	$122.41

February 2019

Pricing Supplement No. 1,599

 Registration Statement Nos. 333-221595; 333-221595-01

Dated February 15, 2019

 Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. The notes will be automatically redeemed if the index closing value on any annual determination date is greater than or equal to the then-applicable redemption threshold level (which will increase over the term of the notes), for an early redemption payment that will increase over the term of the notes and that will correspond to a return of approximately 5.00% per annum, as described below. No further payments will be made on the notes once they have been redeemed, and the investor will not participate in any appreciation of the underlying index if the notes are redeemed early. At maturity, if the notes have not previously been redeemed and the final index value is greater than the initial index value, investors will receive the state principal amount plus 1-to-1 upside performance of the underlying index. However, if the notes are not automatically redeemed prior to maturity and the final index value is less than or equal to the initial index value, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

These long-dated notes are for investors who are concerned about principal risk but seek an equity index-based return, who are willing to accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the applicable redemption threshold level or above the initial index value, as applicable, on an annual determination date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,010,000
Pricing date:	February 15, 2019
Original issue date:	February 21, 2019 (3 business days after the pricing date)
Maturity date:	February 20, 2026
Interest:	None
Underlying index:	S&P 500® Daily Risk Control 10% USD Excess Return Index
Early redemption:	If, on any annual determination date (other than the final determination date), the index closing value of the underlying index is greater than or equal to the then-applicable redemption threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 5.00% per annum) for each annual determination date, as follows:
	1st determination date: $1,050 2nd determination date: $1,100 3rd determination date: $1,150 4th determination date: $1,200	5th determination date: $1,250 6th determination date: $1,300
No further payments will be made on the notes once they have been redeemed.
Redemption threshold levels:	1st determination date:	198.734, which is approximately 102.50% of the initial index value	5th determination date:	218.123, which is approximately 112.50% of the initial index value
	2nd determination date:	203.581, which is approximately 105.00% of the initial index value	6th determination date:	222.970, which is approximately 115.00% of the initial index value
	3rd determination date:	208.429, which is approximately 107.50% of the initial index value
	4th determination date:	213.276, which is approximately 110.00% of the initial index value
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

• If the final index value is greater than the initial index value:

$1,000 + ($1,000 x index percent change)

• If the final index value is less than or equal to the initial index value:

$1,000

Estimated value on the pricing date:	$953.10 per note. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$34	$966
Total	$1,010,000	$34,340	$975,660
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $34 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 18.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2017          Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Terms continued from previous page:
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	193.887, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Determination dates:

1st determination date: February 19, 2020

2nd determination date: February 16, 2021

3rd determination date: February 15, 2022

4th determination date: February 15, 2023

5th determination date: February 15, 2024

6th determination date: February 18, 2025

Final determination date: February 17, 2026

The determination dates are subject to postponement for non-index business days and certain market disruption events.
Early redemption dates:	The third business day following the relevant determination date
CUSIP:	61768DQ99
ISIN:	US61768DQ990
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Investment Summary

Jump Notes with Auto-Callable Feature

The Jump Notes with Auto-Callable Feature due February 20, 2026 Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index (the “notes”) provide investors:

▪	an opportunity to gain exposure to the S&P 500® Daily Risk Control 10% USD Excess Return Index

▪	the repayment of principal at maturity, subject to our credit risk

▪	the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the applicable redemption threshold level or above the initial index value, as applicable, on an annual determination date

▪	no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the notes have not previously been redeemed and the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.

All payments on the notes, including any early redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 7 years
Interest:	None
Automatic early redemption annually, beginning after one year:	If, on any annual determination date, the index closing value of the underlying index is greater than or equal to the applicable redemption threshold level, the notes will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

• 1st determination date: February 19, 2020

• 2nd determination date: February 16, 2021

• 3rd determination date: February 15, 2022

• 4th determination date: February 15, 2023

• 5th determination date: February 15, 2024

• 6th determination date: February 18, 2025

Final determination date: February 17, 2026

Redemption threshold levels:	1st determination date:	198.734, which is approximately 102.50% of the initial index value	5th determination date:	218.123, which is approximately 112.50% of the initial index value
	2nd determination date:	203.581, which is approximately 105.00% of the initial index value	6th determination date:	222.970, which is approximately 115.00% of the initial index value
	3rd determination date:	208.429, which is approximately 107.50% of the initial index value
	4th determination date:	213.276, which is approximately 110.00% of the initial index value
Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 5.00% per annum) for each annual determination date, as follows:
• 1st determination date: $1,050 • 2nd determination date: $1,100 • 3rd determination date: $1,150 • 4th determination date: $1,200 • 5th determination date: $1,250 • 6th determination date: $1,300
Payment at	If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

maturity:	• If the final index value is greater than the initial index value: $1,000 + ($1,000 x index percent change) • If the final index value is less than or equal to the initial index value: $1,000

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $953.10.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the early redemption payment amounts and the applicable redemption threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Key Investment Rationale

Jump Notes with Auto-Callable Feature offer investors potential returns based on the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the applicable redemption threshold level or above the initial index value, as applicable, on an annual determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

Starting on February 19, 2020, when the underlying index closes at or above the applicable redemption threshold level on any annual determination date, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately 5.00% per annum.  Investors do not participate in any appreciation of the underlying index.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that the underlying index closes below the applicable redemption threshold level on each annual determination date.  Consequently, the notes are not redeemed prior to maturity.  On the final determination date, the underlying index closes above the initial index value.  At maturity, investors will receive the state principal amount plus 1-to-1 upside performance of the underlying index.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that the underlying index closes below the applicable redemption threshold level on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes at or below the initial index value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be determined by reference to the index closing value of the underlying index on each annual determination date, and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the index closing value on the final determination date. The actual initial index value and redemption threshold levels are set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	200
Hypothetical Redemption Threshold Levels:

• 1st determination date: 205.00, which is 102.50% of the hypothetical initial index value

• 2nd determination date: 210.00, which is 105.00% of the hypothetical initial index value

• 3rd determination date: 215.00, which is 107.50% of the hypothetical initial index value

• 4th determination date: 220.00, which is 110.00% of the hypothetical initial index value

• 5th determination date: 225.00, which is 112.50% of the hypothetical initial index value

• 6th determination date: 230.00, which is 115.00% of the hypothetical initial index value

Early Redemption Payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 5.00% per annum) for each annual determination date, as follows:
	• 1st determination date: $1,050 • 2nd determination date: $1,100 • 3rd determination date: $1,150 • 4th determination date: $1,200	• 5th determination date: $1,250 • 6th determination date: $1,300
	No further payments will be made on the notes once they have been redeemed.
Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

• If the final index value is greater than the initial index value:

$1,000 + ($1,000 x index percent change)

• If the final index value is less than or equal to the initial index value:

$1,000

Automatic Call:

Example 1 — the notes are redeemed following the second determination date (which occurs in February 2021)

Date	Index Closing Value	Payment (per note)
1st Determination Date	200 (below the applicable redemption threshold level, notes are not redeemed)	--
2nd Determination Date	280 (at or above the applicable redemption threshold level, notes are automatically redeemed)	$1,100.00

In this example, the index closing value on the first determination date is below the applicable redemption threshold level, and the index closing value on the second determination date is at or above the applicable redemption threshold level. Therefore the notes are automatically redeemed on the second early redemption date. Investors will receive $1,100.00 per note on the related early redemption date, corresponding to an annual return of approximately 5.00%. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Payment at Maturity

In the following examples, the index closing value on each annual determination date is less than the applicable redemption threshold level, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — the final index value is above the initial index value

Date	Index Closing Value	Payment (per note)
1st Determination Date	190 (below the applicable redemption threshold level, notes are not redeemed)	--
2nd Determination Date	200 (below the applicable redemption threshold level, notes are not redeemed)	--
3rd Determination Date	195 (below the applicable redemption threshold level, notes are not redeemed)	--
4th Determination Date	204 (below the applicable redemption threshold level, notes are not redeemed)	--
5th Determination Date	198 (below the applicable redemption threshold level, notes are not redeemed)	--
6th Determination Date	203 (below the applicable redemption threshold level, notes are not redeemed)	--
Final Determination Date	220 (above the initial index value)	= $1,000 + ($1,000 x index percent change) = $1,000 + $100 = $1,100 Payment at maturity = $1,100

In this example, the index closing value is below the applicable redemption threshold level on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the underlying index has appreciated 10% from the hypothetical initial index value. At maturity, investors receive the stated principal amount plus the product of the stated principal amount times the index percent change. Because the underlying index has appreciated 10% from the hypothetical index value, the payment at maturity is $1,100 per note.

Example 2 — the final index value is at or below the initial index value

Date	Index Closing Value	Payment (per note)
1st Determination Date	190 (below the applicable redemption threshold level, notes are not redeemed)	--
2nd Determination Date	200 (below the applicable redemption threshold level, notes are not redeemed)	--
3rd Determination Date	195 (below the applicable redemption threshold level, notes are not redeemed)	--
4th Determination Date	205 (below the applicable redemption threshold level, notes are not redeemed)	--
5th Determination Date	198 (below the applicable redemption	--

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Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

threshold level, notes are not redeemed)
6th Determination Date	200 (below the applicable redemption threshold level, notes are not redeemed)	--
Final Determination Date	180 (at or below the initial index value)	Payment at maturity = $1,000

In this example, the index closing value is below the applicable redemption threshold level on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the final index value is at or below the initial index value, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the notes have not been automatically redeemed prior to maturity and the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount, based on the performance of the underlying index.

▪	If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each of the first six annual determination dates. If the notes are automatically redeemed following any annual determination date, the appreciation potential of the notes is limited to the fixed early redemption payment specified for each such determination date. No further payments will be made on the notes once they have been redeemed, and you will not participate in any appreciation of the underlying index if the notes are redeemed early.

▪	The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the notes may be limited to as short as approximately one year by the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The redemption threshold level increases progressively over the term of the notes. The notes will be redeemed only if the index closing value of the underlying index increases from the initial index value to be greater than or equal to the then-applicable redemption threshold level on one of the first four annual determination dates. Even if the value of the underlying index appreciates over the term of the notes, it may not appreciate sufficiently for the notes to be redeemed early (including because the redemption threshold level increases progressively over the term of the notes).

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Daily Risk Control 10% USD Excess Return Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	There are risks associated with the underlying index.

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Jump Notes with Auto-Callable Feature due February 20, 2026

Based on the Value of the S&P 500® Daily Risk Control 10% USD Excess Return Index

▪	There may be overexposure to the S&P 500® Total Return Index in bear markets or underexposure in bull markets. The underlying index is designed to achieve a target volatility of 10% regardless of the direction of price movements in the market. Therefore, in bull markets, if realized volatility is higher than target volatility, the underlying index will be exposed to less than the full gains in the S&P 500® Total Return Index and the underlying index will experience lower returns than the S&P 500® Total Return Index. In contrast, if realized volatility is less than target volatility in a bear market, the underlying index will be exposed to more than 100% of the losses in the S&P 500® Total Return Index and the underlying index will experience lower returns than the S&P 500® Total Return Index. In fact, the underlying index has historically underperformed the S&P 500® Total Return Index in bull markets. See “S&P 500® Daily Risk Control 10% USD Excess Return Index Overview” beginning on page 15.

▪	Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index. For example, even if the volatility of the underlying index over the term of the notes was in line with the target volatility of 10%, the underlying index may decrease over time, which would result in a zero return on the notes at maturity.

▪	The underlying index may not outperform the S&P 500® Total Return Index. The underlying index employs a mathematical algorithm intended to control the level of risk taken with respect to the S&P 500® Total Return Index by allocating its exposure to the S&P 500® Total Return Index in a manner designed to maintain the target volatility of 10%. No assurance can be given that this strategy will be successful or that the underlying index will outperform the S&P 500® Total Return Index.

▪	The underlying index will not have an actual volatility of 10%. Volatility is measured on a historical basis and adjustments to the exposure in the S&P 500® Total Return Index are made on a daily basis, principally based upon recent realized volatility of the S&P 500® Total Return Index, with a two-day lag between the leverage factor’s calculation and its implementation (a leverage factor adjustment applied to the underlying index at the close of business on the second day will effectively be applied at the opening of the next day). Due to this lag and because volatility can fluctuate significantly during this period, and even during a single day, the underlying index will not reflect the most current volatility of the S&P 500® Total Return Index and so will not have an actual volatility of 10% at any given time. In addition, the exposure of the underlying index to the S&P 500® Total Return Index is subject to a leverage factor cap of 150%, which may limit the ability of the underlying index to fully participate in the appreciation of the S&P 500® Total Return Index during times of low volatility when achieving a target volatility of 10% would require a leverage factor in excess of 150%. Therefore, the underlying index will not achieve actual volatility of 10% at any time.

▪	Controlled volatility does not mean the underlying index will have lower volatility than the S&P 500® Total Return Index. The underlying index does not necessarily have lower volatility than the S&P 500® Total Return Index. The realized volatility of the S&P 500® Total Return Index may be less than the target volatility of 10% over extended periods of time, in which case the exposure of the underlying index will be adjusted upwards in an attempt to raise its volatility to 10%. In this case, the result would be that the underlying index is more volatile than the S&P 500® Total Return Index.

▪	The returns will be reduced by borrowing costs. As an “excess return” index, the underlying index represents returns made entirely with borrowed money. The index returns are therefore reduced by the cost of borrowing, the effect of which increases as leverage increases and/or if interest rates increase. The cost of borrowing is ignored when determining how much money to borrow, even if a prudent investor would choose not to borrow money to invest in the S&P 500® Total Return Index at such time. The cost of borrowing will reduce the underlying index returns in all cases, whether the underlying index appreciates or depreciates.

▪	Historical performance of the underlying index and the S&P 500® Total Return Index should not be taken as an indication of the future performance of the underlying index or the S&P 500® Total Return Index. The future performance of the underlying index and the S&P 500® Total Return Index may bear little relation to the historical performance of the underlying index and the S&P 500® Total Return Index. The trading prices of the common stocks underlying the S&P 500® Total Return Index and the dividends paid on those

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common stocks will determine the level of the S&P 500® Total Return Index, and thus the volatility of the S&P 500® Total Return Index. The level and volatility of the S&P 500® Total Return Index and U.S. overnight LIBOR will determine the level of the underlying index. As a result, it is impossible to predict whether the level of the underlying index or the S&P 500® Total Return Index will rise or fall.

▪	The underlying index has a limited operating history and may perform in unanticipated ways. The underlying index has a limited operating history. For this and other reasons, the historical comparison of the underlying index to the S&P 500® Total Return Index may not reflect future performance, and no assurance can be given as to the level of the underlying index at any time.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and

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certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on a determination date, the index closing value on the determination date will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

▪	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to stocks that constitute the underlying index.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 7-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. has determined the initial index value and the redemption threshold levels, will determine whether the notes will be redeemed on any early redemption date and the final index value, and will calculate the amount of cash you will receive at maturity Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of

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Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the values at or above which the underlying index must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment, and the value above which the underlying index must close on the final determination date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the closing value of the underlying index on the determination dates, and, accordingly, whether we redeem the notes prior to maturity and the amount of cash an investor will receive at maturity.

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S&P 500® Daily Risk Control 10% USD Excess Return Index Overview

The S&P 500® Daily Risk Control 10% USD Excess Return Index is intended to provide investors with exposure to a broad performance benchmark for the U.S. equity markets through the S&P 500~~®~~ Total Return Index while attempting to provide greater stability and lower overall risk of large fluctuations in the underlying index’s performance as compared to the S&P 500~~®~~ Total Return Index through the use of a volatility target. As an “excess return” index, the underlying index represents an unfunded investment in the S&P 500~~®~~ Total Return Index made through the use of a hypothetical cash fund at a borrowing rate of U.S. overnight LIBOR, or the “borrowing cost component.” The calculation of the return of the underlying index reflects the borrowing cost component. The underlying index’s notional investment in the S&P 500~~®~~ Total Return Index is based on a leverage factor, which can increase or decrease the underlying index’s exposure to the S&P 500~~®~~ Total Return Index, depending on the observed volatility in the S&P 500~~®~~ Total Return Index. For additional information about the S&P 500® Daily Risk Control 10% USD Excess Return Index, see the information set forth under “Annex A—S&P 500® Daily Risk Control 10% USD Excess Return Index” below.

You should not take the historical values of the underlying index as an indication of its future performance.

Information as of market close on February 15, 2019:

Bloomberg Ticker Symbol:	SPXT10UE
Current Index Value:	193.887
52 Weeks Ago:	197.625
52 Week High (on 9/20/2018):	211.180
52 Week Low (on 12/24/2018):	180.550

The following graph sets forth the historical daily closing values of the underlying index for the period from January 1, 2014 through February 15, 2019. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on February 15, 2019 was 193.887.

S&P 500® Daily Risk Control 10% USD Excess Return Index Daily Index Closing Values January 1, 2014 to February 15, 2019

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S&P 500® Daily Risk Control 10% USD Excess Return Index	High	Low	Period End
2014
First Quarter	137.430	129.882	137.247
Second Quarter	143.761	133.620	143.614
Third Quarter	147.717	139.999	144.415
Fourth Quarter	148.570	137.839	147.024
2015
First Quarter	150.029	143.924	147.449
Second Quarter	151.375	146.714	147.107
Third Quarter	151.151	134.640	137.331
Fourth Quarter	143.972	137.454	141.475
2016
First Quarter	141.922	133.205	141.744
Second Quarter	145.240	137.668	142.441
Third Quarter	146.482	142.098	144.637
Fourth Quarter	152.429	139.515	150.127
2017
First Quarter	164.299	151.520	161.338
Second Quarter	169.733	158.110	166.684
Third Quarter	175.082	165.584	175.082
Fourth Quarter	193.534	176.025	191.758
2018
First Quarter	212.059	191.430	193.753
Second Quarter	200.410	191.780	196.533
Third Quarter	211.181	196.205	209.693
Fourth Quarter	210.668	180.550	185.758
2019
First Quarter (through February 15, 2019)	193.887	184.237	193.887

The following graph compares the performance of the underlying index and the S&P 500® Total Return Index for the period from January 1, 2014 through February 15, 2019, assuming a closing value of 1,000 for both the underlying index and the S&P 500® Total Return Index as of January 1, 2014.

S&P 500® Daily Risk Control 10% USD Excess Return Index and S&P 500® Total Return Index January 1, 2014 to February 15, 2019

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Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Postponement of maturity date and early redemption dates:	If any determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled early redemption date or maturity date, as applicable, the early redemption date or maturity date, as applicable, will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to any early redemption payment or the payment at maturity made on such postponed date.
Equity-linked notes:	All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to jump notes with auto-callable feature when read in conjunction with this document.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final determination date for determining the final index value.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. We have determined that the “comparable yield” for the notes is a rate of 3.7690% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,298.6710 due at maturity. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2019	$13.5056	$13.5056
July 1, 2019 through December 31, 2019	$19.0995	$32.6051
January 1, 2020 through June 30, 2020	$19.4594	$52.0645
July 1, 2020 through December 31, 2020	$19.8262	$71.8907
January 1, 2021 through June 30, 2021	$20.1998	$92.0905
July 1, 2021 through December 31, 2021	$20.5804	$112.6709
January 1, 2022 through June 30, 2022	$20.9683	$133.6392
July 1, 2022 through December 31, 2022	$21.3634	$155.0026
January 1, 2023 through June 30, 2023	$21.7660	$176.7686
July 1, 2023 through December 31, 2023	$22.1762	$198.9448
January 1, 2024 through June 30, 2024	$22.5941	$221.5389
July 1, 2024 through December 31, 2024	$23.0199	$244.5588
January 1, 2025 through June 30, 2025	$23.4537	$268.0125
July 1, 2025 through December 31, 2025	$23.8957	$291.9082
January 1, 2026 through the Maturity Date	$6.7628	$298.6710

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and,

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therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In addition, as discussed in the accompanying product supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying product supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the securities constituting the underlying index and in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets. Such purchase activity could have increased the value of the underlying index on the pricing date, and, therefore could have increased (i) the values at or above which the underlying index must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the value above which the underlying index must close on the final determination date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the securities constituting the underlying index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

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The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these notes should consult and rely on their own counsel and advisers as to whether an investment in these notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $34 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in

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accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for Equity-Linked Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Annex A—S&P 500® Daily Risk Control 10% USD Excess Return Index

The S&P 500® Daily Risk Control 10% USD Excess Return Index (the “index”) is intended to provide investors with exposure to a broad performance benchmark for the U.S. equity markets through the S&P 500~~®~~ Total Return Index while attempting to provide greater stability and lower overall risk of large fluctuations in the index’s performance as compared to the S&P 500~~®~~ Total Return Index through the use of a volatility target. As an “excess return” index, the index represents an unfunded investment in the S&P 500~~®~~ Total Return Index made through the use of a hypothetical cash fund at a borrowing rate of U.S. overnight LIBOR, or the “borrowing cost component.” The calculation of the return of the index reflects the borrowing cost component, as described below. The index’s notional investment in the S&P 500~~®~~ Total Return Index is based on a leverage factor, which can increase or decrease the index’s exposure to the S&P 500~~®~~ Total Return Index, depending on the observed volatility in the S&P 500~~®~~ Total Return Index.

The index uses a mathematical algorithm that is designed to adjust the exposure of the index to the S&P 500~~®~~ Total Return Index based on a specific volatility target of 10%, or the “target volatility,” and the performance of the S&P 500~~®~~ Total Return Index. The index is designed to control the risk of large fluctuations of the S&P 500~~®~~ Total Return Index by daily adjusting the exposure of the index to the S&P 500~~®~~ Total Return Index based on realized volatility in an attempt to achieve the target volatility. “Realized volatility” is a measurement of risk based on the variation of daily historical returns of the S&P 500~~®~~ Total Return Index: larger fluctuations in daily returns will result in higher realized volatility, while smaller fluctuations will result in lower realized volatility. While the index attempts to maximize returns while reducing risk, there are no guarantees that the index will achieve its stated objectives.

Realized volatility is calculated as the greater of short-term volatility and long-term volatility. Both short-term volatility and long-term volatility are calculated using exponential weightings that place greater significance on more recent observations through the use of a decay factor which determines the weight of each daily return in the calculation of realized volatility. The decay factor utilized to determine short-term volatility and long-term volatility is specifically designed to ensure that recent historical volatility has greater impact than past historical volatility. In other words, the decay factor gives greater weight to yesterday’s observed volatility than the observed volatility from the day before yesterday. The decay factor for short-term volatility is slightly more than double the decay factor for long-term volatility. As a result, the 10 most recent days account for 50% of the weighting when determining short-term volatility, while the 23 most recent days account for 50% of the weighting when determining long-term volatility. When volatility increases, short-term volatility will increase more quickly than long-term volatility. Because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will increase quickly when volatility increases. This will quickly reduce exposure to the S&P 500~~®~~ Total Return Index when volatility increases. Conversely, because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will decrease slowly when volatility decreases. This will gradually increase exposure to the S&P 500~~®~~ Total Return Index when volatility decreases.

Each day (“T”), S&P calculates the leverage factor applicable to the index on the next succeeding day (“T+1”). The leverage factor is subject to a cap of 150% and a floor of 0% and is equal to: (i) the target volatility divided by (ii) the realized volatility for the second preceding day (“T-2”). The manner in which the leverage factor is calculated results in a two-day lag between the leverage factor’s calculation and its implementation in the index. Based on such calculation, if the realized volatility of the S&P 500~~®~~ Total Return Index is lower than the target volatility, the leverage factor will be greater than 100%, which represents a leveraged position, proportionate to the difference between realized volatility and target volatility. For example, as the index has a target volatility of 10%, if the realized volatility is 8% (i.e., there is a 25% difference between realized volatility and target volatility, with realized volatility being lower than the target volatility), the leverage factor will be 125%. In this instance, the index is exposed to 125% of the daily return of the S&P 500~~®~~ Total Return Index. On the other hand, if the realized volatility of the S&P 500~~®~~ Total Return Index is greater than the target

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volatility, the leverage factor will be less than 100%, which represents a deleveraged position, proportionate to the difference between realized volatility and target volatility. For example, as the index has a target volatility of 10%, if the realized volatility is 12% (i.e., there is a 16.67% difference between realized volatility and target volatility, with realized volatility being higher than the target volatility), the leverage factor will be 83.33%. In this instance, the index is exposed to 83.33% of the daily return of the S&P 500~~®~~ Total Return Index.

As noted above, the performance of the index is based on a notional investment in the S&P 500~~®~~ Total Return Index where the investment is made through the use of borrowed funds. Therefore, the return of the index will generally be equal to the leverage factor times the daily return of the S&P 500~~®~~ Total Return Index less the borrowing cost component applicable to such notional investment. For example, if the exposure to the S&P 500~~®~~ Total Return Index is 80%, the borrowing cost component applies only to the cost required to make an 80% notional investment in the S&P 500~~®~~ Total Return Index and not the remaining 20%. If the exposure to the S&P 500~~®~~ Total Return Index is 120%, the borrowing cost component applies to the entire 120% notional investment in the S&P 500~~®~~ Total Return Index. In determining the borrowing cost component, S&P may use other successor interest rates if U.S. overnight LIBOR is unavailable, and a 360-day year is assumed for the interest calculations in accordance with U.S. banking practices.

S&P 500~~®~~ Total Return Index

The S&P 500~~®~~ Total Return Index is a variant of the price return S&P 500~~®~~ Index. The S&P 500~~®~~ Total Return Index is composed of the same portfolio of constituent stocks as the price return S&P 500~~®~~ Index but reinvests both ordinary cash dividends and special dividends paid by the constituent stocks. Dividends are reinvested in the S&P 500~~®~~ Total Return Index as a whole, not in the specific stock paying the dividend. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500~~®~~ Total Return Index. Special dividends are those dividends that are outside of the normal payment pattern established historically by the issuer of the constituent stock. These may be described by the issuer as “special,” “extra,” “year-end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

S&P 500~~®~~ Index

The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). S&P is a joint venture between S&P Global, Inc. (73% owner) and CME Group Inc. (27% owner), owner of CME Group Index Services LLC.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index is a float-adjusted index. Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding

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shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

As of July 31, 2017, securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

Beginning September 21, 2012, all share-holdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Holdings by block owners, such as depositary banks, pension funds, mutual funds & ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, are ordinarily considered to be part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are generally not part of the float. However, shares held in a trust to allow investors in countries outside the country of domicile (e.g., American Depositary Receipts, CREST Depositary Receipts and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as total shares outstanding less shares held by control holders. The S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by a number called the “S&P 500® Index Divisor.”

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by the S&P 500® Index Divisor. By itself, the S&P 500® Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500® Index Maintenance”).

S&P 500® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500® Index Divisor adjustment. By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate

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actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500® Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500® Index Divisor adjustment is required:

Type of Corporate Action	Comment	Divisor Adjustment Required
Company Added/Deleted	Net change in market value determines the divisor adjustment	Yes
Change in Shares Outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock Split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in Investable Weight Factor (“IWF”)	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special Dividends	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in	Yes

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index market value.
Rights Offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the S&P 500® Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are implemented after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500® Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500® Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Changes in a company’s total shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December when the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance. The S&P 500® Daily Risk Control 10% USD Excess

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Return Index is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to us or the notes. S&P Dow Jones Indices LLC has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Daily Risk Control 10% USD Excess Return Index. S&P Dow Jones Indices LLC is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices LLC has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P Dow Jones Indices LLC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® Daily Risk Control 10% USD Excess Return Index OR ANY DATA INCLUDED THEREIN AND S&P Dow Jones Indices LLC SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P Dow Jones Indices LLC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® Daily Risk Control 10% USD Excess Return Index OR ANY DATA INCLUDED THEREIN. S&P Dow Jones Indices LLC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® Daily Risk Control 10% USD Excess Return Index OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P Dow Jones Indices LLC HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500,” “500,” and “S&P 500® Daily Risk Control 10% USD Excess Return Index” are trademarks of S&P Dow Jones Indices LLC, and S&P Dow Jones Indices LLC makes no representation regarding the advisability of investing in the notes.

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